Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of ___________ __ 2006, between J&L America, Inc. (DBA as J&L Industrial Supply), a Michigan corporation (the “Company”), and Michael Wessner (the “Executive”).

W I T N E S S E T H

WHEREAS, MSC Acquisition Corp. VI (“Buyer”) has agreed to acquire (the “Acquisition”) all of the outstanding stock of the Company, of which the Executive is an employee, pursuant to a certain Stock Purchase Agreement dated March __, 2006 between MSC Industrial Direct Co., Inc. (“MSC”), Buyer, JLK Direct Distribution, Inc. and Kennametal Inc. (“Kennametal”); and

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on and subject to the occurrence of the “Effective Date” as defined below and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

1.             Employment. Effective as of and contingent upon the consummation of the Acquisition, the Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein. The date of consummation of the Acquisition and accordingly the Effective Date of Executive’s employment with the Company hereunder shall hereinafter be referred to as the “Effective Date.”  Concurrently with the Executive’s execution of this Agreement, the Executive has executed the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement, attached as Exhibit B hereto (the “Confidentiality Agreement”).

2.             Term. Subject to the provisions of Section 8 hereof, the period of the Executive’s employment under this Agreement shall be from the Effective Date through the one year anniversary of the Effective Date, unless sooner terminated by the Company or upon the voluntary resignation of the Executive (the “Term”). Unless the parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and Executive’s employment may thereafter be terminated at will by Executive or the Company, provided, however, that Section 9 and the Confidentiality Agreement shall survive expiration of the Term and termination of the Executive’s employment.

3.             Position and Duties.

(a)           During the first twelve months of the Term, the Executive shall serve as the President of the Company and shall have such responsibilities and duties, consistent with the Executive’s responsibilities and duties to the Company prior to the Effective Date, as from time to time may be prescribed by the President and/or the Board of Directors of the Company. In connection with the future integration of the Company and MSC, after the first twelve months of the Term, Executive’s title may be changed, in consultation with the Executive, to reflect the coordination of MSC’s and the Company’s respective title structures, provided, however, that the Executive’s duties shall not be materially diminished as a result of such change in title.

(b)           Subject to Section 3(a), during the Term, the Executive shall perform and discharge the duties that may be assigned to him from time to time by the President of the Company, and the Executive shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

(c)           During the Term, the Executive shall perform such duties on a full-time basis and the Executive shall have no other employment and no other outside business activities whatsoever; provided, however, that the Executive shall not be precluded from making passive investments which do not require the Executive’s devotion of any significant time or effort.

4.             Compensation. (a)  For the Executive’s services hereunder, during the Term, the Company shall pay the Executive salary (the “Base Salary”) at an annual rate of $365,000, payable and earned at a bi-weekly rate of $14,038.46 in accordance with the customary payroll practices of the Company and MSC.

(b)          Subject to Sections 8 and 9, following completion of 12 months of employment with the Company and subject to the terms of the Company’s integration bonus program and in consultation with the Executive, Executive shall be eligible to receive an integration bonus (the “Integration Bonus”) currently targeted to be $500,000 (the “Target Bonus”). The actual amount of the Integration Bonus payable to Executive shall be no less than 30% less than, and no more than 30% greater than, the Target Bonus; and shall be determined by the MSC Compensation Committee in its discretion taking into account the Executive’s performance and based on mutually agreed goals and objectives between the Company and the Executive. Any such Integration Bonus shall be paid to Executive on the 13 month anniversary of the Effective Date, provided that the Executive is an employee of the Company on the 12 month anniversary of the Effective Date.

5.             Other Benefits. During the Term,  as an employee of the Company, then a subsidiary of MSC, the Executive shall be entitled to participate in MSC benefits programs and plans in accordance with the terms of such programs and plans which include major medical and dental insurance, the MSC Industrial Direct Co., Inc. 401(k) Plan (the “401(k) Plan”) and tuition reimbursement. The Executive shall be credited with service with the Company and its affiliates prior to the Effective Date for purposes of vesting and eligibility, including eligibility and vesting under the 401(k) Plan to the extent such service was credited for such purposes under Kennametal’s 401(k) Plan and in the determination of vacation.

6.             Automobile Allowance. During the Term, the Company shall pay the Executive $1,200 per month for expenses such as lease, registration, insurance, repairs, maintenance, license fees, parking, gasoline and oil incurred by the Executive incident to his use of such automobile in connection with his duties hereunder.

7.             Reimbursement of Expenses. During the Term, the Company shall pay or reimburse the Executive for all reasonable travel, entertainment and other business expenses actually incurred or paid by the Executive in the performance of his duties hereunder upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of the Executive and in accordance with and subject to the Company’s and MSC’s general procedures and policies.

8.             Termination.

(a)           The Company shall have the right to terminate the Executive’s employment at any time, with or without Cause, prior to the expiration of the Term.

(b)           For purposes of this Agreement, “Cause” means (i) commission by the Executive of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred; (ii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other acts or omissions that result in a breach of fiduciary duty to the Company; (iii) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders Executive incapable of performing his or her material duties to the satisfaction of the Company or (iv) breach of this Agreement or the Confidentiality Agreement.

(c)           For purposes of this Agreement, “Termination Date” is the date as of which the Executive incurs a termination of employment with the Company that constitutes “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. Any notice of termination of the Executive’s employment given by the Executive or the Company pursuant to the provisions of this Agreement shall specify the Termination Date.

9.             Obligations of Company on Termination. Notwithstanding anything in this Agreement to the contrary, the Company’s obligations on termination of the Executive’s employment shall be as described in this Section 9.

(a)           Obligations of the Company in the Case of Termination by the Company Without Cause. In the event that prior to the expiration of the Term, the Company terminates the Executive’s employment other than for Cause, the Company shall provide the Executive with the following:

(i)            Amount of Severance Payment. Subject to Sections 9(c) and 9(d) below, in addition to any Base Salary and unreimbursed expenses accrued but unpaid as of the Termination Date (which shall be paid in accordance with the customary payroll practices of the Company, the Company shall pay the Executive (the “Severance Payment”) the following:

(A)          the Base Salary otherwise payable to the Executive during the period beginning on the six-month anniversary of the Termination Date (the “Payment Date”) and continuing through the then remaining duration of the Term, if any, payable in substantially equal biweekly installments in accordance with the customary payroll practices of the Company;

(B)           the Base Salary that would have been paid to the Executive during the period beginning on the Termination Date through the day prior to the Payment Date, payable in a single lump sum payment on the Payment Date;

(C)           any vacation pay accrued but unpaid as of the Termination Date, payable in a single lump sum payment on the Payment Date; and

(D)          any Integration Bonus that would otherwise have been payable to the Executive, payable in a single lump sum on the 13 month anniversary of the Effective Date.

(ii)           Continued Medical Coverage. In the event that the Executive timely elects under the provision of COBRA to continue his or her coverage in effect prior to the Termination Date under a group health plan sponsored by  the Company or MSC, the Executive will be entitled to continuation of such coverage, at the Company’s expense, for the then remaining duration of the Term. Notwithstanding the foregoing, nothing in Section 9(a)(ii) shall prohibit the Executive from continuing his or her group health coverage for the remainder of the period during which he or she is entitled to COBRA continuation coverage, if any, at the Executive’s sole expense.

(iii)          Automobile Allowance.  For the otherwise remaining duration of the Term, the Company shall pay the Executive for automobile related expenses as follows:

(A)          $1,200 multiplied by the number of full calendar months beginning after the Termination Date but prior to the Payment Date, representing the automobile allowance otherwise payable to the Executive for the period beginning on the Termination Date and ending on the day prior to the Payment Date, payable in a single lump sum payment on the Payment Date; and

(B)           $1,200 per month, payable on the [first/last] business day of each month occurring on or after the Payment Date through the then remaining duration of the Term, if any.

(iv)          Completion Bonus. On the one-year anniversary of the Termination Date, the Company shall pay the Executive a lump sum completion bonus of $250,000, provided that all of the following conditions (A) through (D) are met:

(A)          The Executive remains employed by the Company for the full 12 month Term of this Agreement; and

(B)           The Executive continues in employment with the Company following the expiration of the Term; and

(C)           The Executive’s employment with the Company is terminated by the Company without Cause during the 12-month period immediately following the expiration of the Term; and

(D)          The Company and MSC determine, in their sole discretion, that the Executive did not breach any provision of the Confidentiality Agreement.

(b)           Obligations of the Company in case of Termination for Death, Disability, Cause or Voluntary Resignation by Executive.

(i)            Upon termination of the Executive’s employment for death, disability or for Cause or Executive’s voluntary resignation, the Company shall have no payment or other obligations hereunder to the Executive, except for the payment of any Base Salary, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination and, in the event of the Executive’s voluntary resignation following the Company’s uncured material diminution of his duties, any completion bonus payable in accordance with Section 9(b)(ii) below.

(ii)           Completion Bonus. On the one-year anniversary of the Termination Date, the Company shall pay the Executive a lump sum completion bonus of $250,000, provided that all of the following conditions (A) through (D) are met:

(A)          The Executive remains employed by the Company for the full 12 month Term of this Agreement; and

(B)           The Executive continues in employment with the Company following the expiration of the Term; and

(C)           The Executive voluntarily resigns from his employment with the Company during the 12-month period immediately following the expiration of the Term on account of the material diminution of his duties by the Company which diminution is not cured by the Company within 15 days of the Executive’s providing written notice to the Company of such diminution; and

(D)          The Company and MSC determine, in their sole discretion, that the Executive did not breach any provision of the Confidentiality Agreement.

(c)           As a condition of receiving the Severance Payment, at least 10 days prior to the Payment Date, the Executive shall execute and deliver to the Company the General Release in the form attached as Exhibit A hereto (the “Release”). Notwithstanding anything in this Agreement to the contrary, payment of any Severance Payment hereunder is expressly conditioned on the Executive’s compliance with the terms of the Release and the Confidentiality Agreement and no further Severance Payment shall be made following the Company’s determination, in its sole discretion, that the Executive has breached any provision of the Release or the Confidentiality Agreement.

(d)           Confidentiality, Non-Solicitation and Non-Competition. In consideration of the Executive’s employment and continued employment, and any and all payments to the Executive by the Company, the Company’s entrusting the Executive with Confidential Information (as defined in the Confidentiality Agreement), and the benefits provided hereunder, including without limitation the Severance Payment, the parties have entered into the Confidentiality Agreement, which is hereby incorporated by reference herein and made a part hereof as if set forth in full herein.

10.           Severability. If any provision of this Agreement for any reason shall be held, by a court of competent jurisdiction, to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not render the entire Agreement illegal, invalid or unenforceable, the parties hereto agree, and it is their desire, that such court shall amend or modify this Agreement, and that this Agreement, in its modified form, shall be enforceable and valid to the maximum extent permitted by applicable law, and each other provision hereof shall not thereby be affected and shall be given full force and effect, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

11.           Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns. Notwithstanding the foregoing, the Executive’s duties and responsibilities hereunder shall not be assignable.

12.           Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any rules respecting the conflicts of laws.

13.           Notices. All notices, requests and demands given to or made upon the respective parties hereto shall be in writing and shall be deemed to have been given or made three business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or other reputable overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 13:  (a) if to the Company, c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747, Attn: President and (b) if to the Executive, ________________________________.

14.           Withholding. All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with applicable law and the Company’s policies applicable to executive employees of the Company.

15.           Resolution of Disputes. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”), at its offices located in Nassau County and shall be governed by the AAA’s Employment Dispute Rules. In such arbitration, each party shall bear its own legal fees and related costs, except that the parties shall share the fee of the arbitrator, where Executive pays an amount equal to the cost of the filing fee or purchasing an index number in federal or state court, whichever is less. Judgment on any award an arbitrator enters may be entered in any court having jurisdiction over the parties and the arbitrator shall have the discretion to award the same relief a court could award. To the extent that any claim is found not to be subject to arbitration, such claim shall be either decided by the arbitrator, or the appropriate New York state court, and all such claims shall be adjudicated by a judge sitting without a jury.

16.           Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the matters referred to herein, and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings with  respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement.

17.           Modification; Waiver.

(a)           This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.           Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

19.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed his name hereto, all as of the day and year first above written.

J&L AMERICA, INC. DBA J&L
INDUSTRIAL SUPPLY

By:	/s/ Clarence V. Spawr
Name: Clarence V. Spawr
Title: Vice President

/s/ Michael P. Wessner
Michael Wessner

Exhibit A

RELEASE

                WHEREAS, ___________ (the “Associate”) was a party to an Agreement dated as of __________, 200_ (the “Agreement”) by and between the Associate and J&L AMERICA, INC. DBA J&L INDUSTRIAL SUPPLY, a Michigan corporation (the “Corporation”), pursuant to which the Associate served as the ___________ of the Corporation, and the employment of the Associate with the Corporation has been terminated; and

                WHEREAS, it is a condition to the Corporation’s obligations to make the severance payments and benefits available to the Associate pursuant to the Agreement that the Associate execute and deliver this Release to the Corporation.

                NOW, THEREFORE, in consideration of the receipt by the Associate of the benefits under the Agreement, which constitute a material inducement to enter into this Release, the Associate intending to be legally bound hereby agrees as follows:

                Subject to the next succeeding paragraph, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Associate irrevocably and unconditionally releases the Corporation and MSC Industrial Direct Co., Inc. (“MSC”) and each’s owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Associate’s employment with the Corporation and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the National Labor Relations Act,  the Employee Retirement Income Security Act of 1974, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the New York State Executive Law (including its Human Rights Law), the New York City Administrative Code (including its Human Rights Law), the New York State Labor Law, the New York wage and wage-hour laws, any other federal, state or local civil, human rights, bias, whistleblower, discrimination, retaliation, compensation, employment, labor or other federal, state or local law, regulation or ordinance, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, laws or ordinances; (b) arising out of any benefit, payroll or other plan, policy or program of the Corporation; (c) arising out of any public policy, contract, third-party beneficiary or common law claim;  (d) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (e) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Associate, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against the Corporation, MSC and/or any Related Person.

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                Notwithstanding anything contained herein to the contrary, the Associate is not releasing the Corporation or MSC from any of the Corporation’s or MSC’s obligations (a) under the Agreement, (b) to provide the Associate with insurance coverage defense and/or indemnification as an officer or director of the Corporation, if applicable to Associate, to the extent generally made available at the date of termination to the Corporation’s officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof, or (c) in respect of the Associate’s rights under the MSC’s 2005 Omnibus Equity Plan.

                Associate affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Corporation, MSC or any Related Person in any forum or form.  Associate further affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

                This Release shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions.  In the event the Associate or the Corporation breaches any provision of this Agreement, Associate and the Corporation affirm that either may institute an action to specifically enforce any term or terms of this Release.  If any provision of this Release is declared illegal or unenforceable by any court of competent jurisdiction, the parties agree the court shall have the authority to modify, alter or change the provision(s) in question to make the Release legal and enforceable.  If this Release cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.  If the general release language is found to be illegal or unenforceable, Associate agrees to

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execute a binding replacement release or, if requested by the Corporation or MSC, return the monies paid pursuant to this Release.

                Any controversy or claim arising out of this Release, or the breach thereof, shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”), at its offices located in Nassau County and shall be governed by the AAA’s Employment Dispute Rules.  In such arbitration, each party shall bear its own legal fees and related costs, except that the parties shall share the fee of the arbitrator, where Associate pays an amount equal to the cost of the filing fee or purchasing an index number in federal or state court, whichever is less.  Judgment on any award an arbitrator enters may be entered in any court having jurisdiction over the parties and the arbitrator shall have the discretion to award the same relief a court could award.  To the extent that any claim is found not to be subject to arbitration, such claim shall be either decided by the arbitrator, or the appropriate New York state court, and all such claims shall be adjudicated by a judge sitting without a jury.

                The Corporation has advised the Associate in writing to consult with an attorney of his choosing prior to the signing of this Release and the Associate hereby represents to the Corporation that he has in fact consulted with such an attorney prior to the execution of this Release.  The Associate acknowledges that he has had at least twenty-one days to consider the waiver of his rights under the ADEA.  Upon execution of this Release, the Associate shall have seven additional days from such date of execution to revoke his consent to the waiver of his rights under the ADEA.  Any revocation within this period must be submitted, in writing, to ____________ [Identify Company representative] and state, “I hereby revoke my acceptance of our Release.”  The revocation must be personally delivered to _________________ [Identify Company representative]  or [his/her] designee, or mailed to ____________________

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[Identify Company representative]  and postmarked within seven (7) calendar days of execution of this Release.  This Release shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Associate was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.  If no such revocation occurs, the Associate’s waiver of rights under the ADEA shall become effective seven days from the date the Associate executes this Release.

                IN WITNESS WHEREOF, the undersigned has executed this Release on the ___ day of ______________, 200_.

[Name]

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Exhibit B

ON DATE OF HIRE

ASSOCIATE CONFIDENTIALITY, NON-SOLICITATION

AND NON-COMPETITION AGREEMENT

ASSOCIATE CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT dated as of ________________, between MSC Industrial Direct Co., Inc., on behalf of itself and its subsidiaries including, without limitation, J&L America, Inc. (d/b/a J&L Industrial Supply) (“J&L”) (collectively, “Employer” or “Company”), and _____________________ (“Associate”).

In consideration of Associate’s employment and/or continued employment by J&L and Associates entering into an Employment Agreement dated as of __________, 2006 with J&L, the payment of Associate’s compensation by J&L, and J&L’s entrusting to Associate of confidential information relating to its business, Associate agrees to and accepts the conditions of employment hereinafter set forth.

1. Confidentiality.

a. During the term of Associate’s employment with J&L, Associate will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Associate’s duties for J&L, (ii) as authorized in writing by Employer, or (iii) as required by law or legal process, provided that, prior written notice of such required disclosure is provided to Employer and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made.

b. As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in Employer’s business, (ii) Employer treats as proprietary, private or confidential, and (iii) is not generally known to the public.  “Confidential Information” includes, without limitation, information relating to Employer’s products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda.  “Confidential Information” also includes proprietary and/or confidential information of Employer’s customers, suppliers and trading partners who may share such information with Employer pursuant to a confidentiality agreement or otherwise.  The Associate agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder.  The foregoing restrictions on the use or disclosure of confidential information shall continue after Associate’s employment terminates for any reason for so long as the information is not generally known to the public.

2. Non-competition.

a. Associate recognizes that the Company’s relationship and goodwill with its customers have been established at substantial cost and effort by the Company.

b. Therefore, associate shall not enter into competition (as defined below) with Employer during the term of Associate’s employment with J&L, and

c. for a period of one (1) year following cessation of Associate’s employment with J&L for any reason, Associate will not, in any capacity, accept employment with the employer with whom Associate was employed immediately preceding the commencement of Associate’s employment with the Company, nor will Associate, in any capacity, accept employment with the following business entities, including any parent or subsidiary entities or other affiliated organizations:  W.W. Grainger, Inc.; Fastenal Company; McMaster Carr; Kennametal Inc. or its affiliates; and The Home Depot, Inc.

3. Non-Solicitation.

a. Associate recognizes that the Company’s relationship and goodwill with its customers have been established at substantial cost and effort by the Company.

b. Therefore, while employed by J&L, and for an additional period of one (1) year after the termination of employment, Associate shall not in any capacity employ or solicit for employment, or recommend that another person employ or solicit for employment, any person who is then, or was at any time during the six (6) months immediately preceding the termination of Associate’s employment, an Associate, sales representative or agent of Employer or any present or future subsidiary or affiliate of Employer.

c. Further, Associate agrees that while employed by J&L, and for a period of one (1) year after his/her employment with J&L ends, s/he will not, on behalf of himself/herself, or any other person, firm or corporation, solicit any of the Company’s or its Affiliate’s customers with whom s/he has had contact while working for J&L; nor will Associate in any way, directly or indirectly, for himself/herself, or any other person, firm, corporation or entity, divert, or take away any customers of the Company or its Affiliates with whom Associate has had contact.  For purposes of this paragraph, the term “contact” shall mean engaging in any communication, whether written or oral, with the customer or a representative of the customer, or obtaining any information with respect to such customer or customer representative.

4. Employment At-Will.  Associate acknowledges that his or her employment by J&L following the expiration of the Term (as defined in the Employment Agreement) will not be for any specified period of time and that it can be terminated by either Associate or Employer at any time following the expiration of the Term for any lawful reason.  This is an “employment at will.”

5. Termination of Employment.  In the event of termination of employment by either party, this Agreement will remain in effect.  Upon termination, Associate will immediately deliver to Employer all property belonging to Employer then in the Associate’s possession or control, including all Documents (as defined herein) embodying Confidential Information.  As used herein, “Documents” shall mean originals or copies of files, memoranda, correspondence, notes, manuals, photographs, slides, overheads, audio or video tapes, cassettes, or disks, and records maintained on computer or other electronic media.

6. Notice to Future Employers.  For the period of one year immediately following the end of Associate’s employment with J&L, Associate will inform each new employer, in writing, prior to accepting employment, of the existence and details of this Agreement and will provide that employer with a copy of this Agreement.  Associate will send a copy of each such writing to MSC at the time the Associate informs each new employer of the Agreement.

7.  Remedies.  Associate acknowledges that this Agreement, its terms and his/her compliance is necessary to protect the Company’s confidential and proprietary information, its business and its goodwill; and that a breach of any of Associate’s promises contained in this Agreement will irreparably and continually damage the Company to an extent that money damages may not be adequate.  For these reasons, Associate agrees that in the event of a breach or threatened breach by the Associate of this Agreement, the Company shall be entitled to a temporary restraining order and preliminary injunction restraining Associate from such breach.  Nothing contained in this provision shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.  If Associate violates this Agreement, then the duration of the restrictions contained in paragraphs 2 and 3 shall be extended for an amount of time equal to the period of time during which Associate was in violation of the Agreement.

8.  Entire Agreement.  This Agreement embodies the entire agreement and understanding between the Parties with regard to the subject matter of this Agreement, is binding upon and inures to the benefit of the Parties, and it supersedes any and all prior agreements or understandings between the Company and Associate.

9.  Modification.  This Agreement may be modified or amended only by an instrument in writing executed by the Parties hereto, or in accordance with paragraph 15 herein.

10. Governing Law and Venue.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, and may be enforced in any court of competent jurisdiction.

 11. Waiver.  If in one or more instances either party fails to insist that the other party perform any of this Agreement’s terms, this failure shall not be construed as a waiver by the party of any past, present, or future right granted under this Agreement; the obligations of both Parties under this Agreement shall continue in full force and effect.

12. Assignment. This Agreement may not be assigned by Associate.  The Company shall have the right to assign its rights and obligations hereunder without the consent of the Associate.

13. Arbitration. Except as otherwise provided in this Agreement, any controversy or claim arising out of Associate’s employment with J&L or the termination thereof, including without limitation any claim related to this Agreement or the breach thereof shall be resolved  by binding arbitration in accordance with the rules then in effect of the American Arbitration Association, at the office of the American Arbitration Association nearest to where the Associate performed the Associate's principal duties for the J&L.  Nothing in this paragraph shall prevent the parties from seeking injunctive relief from the courts pending arbitration.  Each party shall be permitted to engage in arbitral discovery in the form of document production, information requests, interrogatories, depositions and subpoenas.  The parties shall share equally the fee of the arbitration panel.

To the extent that an arbitrator or court shall find that any dispute between the parties,  including any claim made under or relating to this Agreement, is not subject to arbitration, such claim shall be decided by the courts of the State and the County, in which this agreement was executed, in a proceeding held before a Judge of the Trial Court of the State and County in which this agreement was executed  or in the United States District Court in and for the District Court of covering the County in which this agreement was executed.  Any trial of such a claim shall be heard by the Judge of such Court, sitting without a jury at a bench trial, to ensure more rapid adjudication of that claim and application of existing law.

14. Attorneys’ Fees.  If any party to this Agreement breaches any of this Agreement’s terms,   then that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including reasonable attorneys’ fees, incurred by that party in enforcing this Agreement.

15. Severability.  If any one or more of the provisions contained in this Agreement is held illegal or unenforceable by an arbitrator or court and cannot be modified to be enforceable (which the parties expressly authorize such court, arbitrator, or other forum to do), no other provisions shall be affected by this holding.

16. Acknowledgment.  I have read this agreement, have had an opportunity to ask Employer's representatives questions about it, and understand that my signing this agreement is a condition of employment.

17. Section Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

THUS, the parties knowingly and voluntarily execute this Agreement as of the dates set forth below.

	J&L MANAGER:		ASSOCIATE:

By:	/s/ C.V. Spawr___	Signature:	/s/ Michael P Wessner

Title:	NPHR__	Printed Name:	M P Wessner

Date:	14 March 2006	Date:	3-14-06